Exhibit 4.3

EXECUTION COPY

CREDENCE SYSTEMS CORPORATION, the Company

LTX-CREDENCE CORPORATION, the Parent

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 30, 2009

To

INDENTURE

Dated as of December 20, 2006,

As amended by

SUPPLEMENTAL INDENTURE

Dated as of August 29, 2008

Relating to

Credence Systems Corporation

3.5% Convertible Senior Subordinated Notes due 2010

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of the 30th day of January, 2009, is made by and among CREDENCE SYSTEMS CORPORATION, a Delaware corporation (the “Company”), LTX-CREDENCE CORPORATION, a Massachusetts corporation formerly known as LTX Corporation (the “Parent”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as THE BANK OF NEW YORK TRUST COMPANY, N.A.), as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture dated as of December 20, 2006 (as amended, modified and supplemented from time to time, including by the First Supplemental Indenture (as defined below), the “Indenture”), providing for the issuance of an initial principal amount of $122,500,000 of 3.5% Convertible Senior Subordinated Notes due 2010 (the “Convertible Notes”);

WHEREAS, as a result of the merger of Zoo Merger Corporation, formerly a Delaware corporation and wholly-owned subsidiary of the Parent (“Merger Sub”), with and into the Company, pursuant to the Agreement and Plan of Merger dated as of June 20, 2008, among the Company, Merger Sub and the Parent, the Company became a direct, wholly-owned subsidiary of the Parent and the Parent, the Company and the Trustee executed the Supplemental Indenture, dated as of August 29, 2008 (the “First Supplemental Indenture”);

WHEREAS, the First Supplemental Indenture amended the Indenture to provide for, among other things, the issuance of shares of the Parent’s Common Stock upon conversion of the Convertible Notes, as more particularly described in the First Supplemental Indenture;

WHEREAS, the Parent now intends to cause the Company to merge with and into the Parent, with the Parent being the surviving corporation of such merger (the “Merger”), immediately after the execution and delivery of this Second Supplemental Indenture;

WHEREAS, Section 5.01 of the Indenture permits the Company to merge with another corporation provided certain conditions are satisfied;

WHEREAS, Section 9.01(c) of the Indenture authorizes the Company and the Trustee to amend the Indenture without the consent of any holders of the Convertible Notes for the purpose of evidencing the succession of another person to the Company and providing for the assumption by such successor of the covenants and obligations of the Company under the Indenture and in the Convertible Notes as permitted by Section 5.01 of the Indenture;

WHEREAS, the Company and the Parent desire to execute this Second Supplemental Indenture in compliance with Sections 5.01 and 9.01(c) of the Indenture;

WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid and binding agreement for the purposes and objects herein expressed have been duly done and performed, and the execution of this Second Supplemental Indenture has been in all respects, duly authorized; and

WHEREAS, the foregoing recitals are made as representations or statements of fact by the Company and the Parent and not by the Trustee;

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Parent hereby covenant and agree with the Trustee, for the equal and proportionate benefit of the respective holders from time to time of the Convertible Notes, as follows:

ARTICLE I

ASSUMPTION OF OBLIGATIONS

On the terms and subject to the conditions set forth herein, effective as of the Effective Time (as defined below), (i) the Parent hereby assumes the due and punctual payment of the principal of, and interest and Liquidated Damages, if any, on all of the outstanding Convertible Notes and the performance of every covenant of such Convertible Notes and the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed and (ii) the Parent hereby succeeds to, and is substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Parent had been named as the Company under the Indenture.

ARTICLE II

CONDITION TO EFFECTIVENESS

This Second Supplemental Indenture shall become effective concurrently with the effective time of the Merger (the “Effective Time”). The Company will promptly notify the Trustee of the Effective Time and the effectiveness of this Second Supplemental Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 The internal laws of the State of New York shall govern this Second Supplemental Indenture, without regard to the conflict of laws provisions thereof.

Section 3.2 Effective as of the Effective Time, the term “Company” in the Indenture shall mean the Parent until a successor replaces the Parent in accordance with Article V of the Indenture. All other terms used in this Second Supplemental Indenture which are defined in the Indenture, the Trust Indenture Act, or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the meanings assigned to such terms in the Indenture, the Trust Indenture Act, and in said Securities Act, as in force at the date of the execution of this Second Supplemental Indenture. The words “herein,” “hereof’ and “hereunder,” and words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other Subsection.

Section 3.3 Nothing in this Second Supplemental Indenture, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto and their successors hereunder, and the holders of the Convertible Notes, any legal or equitable right, remedy or claim under or in respect to this Second Supplemental Indenture, or under any covenant, condition or provision herein contained; all such covenants, conditions and provisions being for the sole benefit of the parties hereto and their successors hereunder and the holders of the Convertible Notes.

Section 3.4 The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended.

Section 3.5 After the consummation of the Merger, any Convertible Notes authenticated and delivered in substitution for, or in lieu of, Convertible Notes then outstanding and all Convertible Notes presented or delivered to the Trustee on and after the Effective Time for such purpose shall be either restated to give effect to this Second Supplemental Indenture or, in lieu thereof, shall bear a legend substantially as follows:

“The consideration received upon conversion of the principal amount of this Convertible Note shall be determined with reference to shares of the Common Stock, without par value per share, of LTX-Credence Corporation (the “Parent”), at a Conversion Price per share of $13.46, such Conversion Price being subject to certain adjustments as set forth in the Indenture. Reference herein to “Common Stock of the Company” or the “Company’s Common Stock” shall be deemed to be to the Common Stock of the Parent. The Indenture, dated as of December 20, 2006, referred to in this Note has been amended by a Supplemental Indenture dated as of August 29, 2008 (the “First Supplemental Indenture”) to provide for such convertibility.

Such Indenture, as amended, has been further amended by a Second Supplemental Indenture, dated as of January 30, 2009, in connection with the merger of Credence Systems Corporation into the Parent to provide for (i) the assumption by Parent of the due and punctual payment of the principal of, and interest and Liquidated Damages, if any, on this Note and the performance of every covenant of this Note and such Indenture and the related Registration Rights Agreement dated December 20, 2006 on the part of the Company to be performed or observed and (ii) the succession of the Parent to, and the substitution for, and the right to exercise every right and power of, the Company under the Indenture with the same effect as if the Parent had been named as the Company therein.

Reference is hereby made to the First Supplemental Indenture and the Second Supplemental Indenture, copies of which are on file with the Parent, for a statement of the amendments therein made.”

Nothing contained in this Second Supplemental Indenture shall require the holder of any Convertible Note to submit or exchange such Convertible Note prior to the consummation of the Merger in order to obtain the benefits of any provisions hereunder.

The Company agrees to provide for the reproduction of the above legend on the Convertible Notes without materially obscuring the text of the Convertible Notes.

Anything herein contained to the contrary notwithstanding, the Trustee shall not at any time be under any responsibility to acquire or cause any Convertible Note now or hereafter outstanding to be presented or delivered to it for any purpose provided for in this Section 3.5.

Section 3.6 Except as expressly supplemented by this Second Supplemental Indenture, the Indenture, the Convertible Notes issued thereunder and the charge and obligation created thereby are in all respects ratified and confirmed and all of the rights, remedies, terms, conditions, covenants and agreements of the Indenture and the Convertible Notes issued thereunder shall remain in full force and effect.

Section 3.7 If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Indenture, which is required to be included by any of the provisions of Section 310 to 317, inclusive, of the Trust Indenture Act, such required provision shall control.

Section 3.8 The recitals contained in this Second Supplemental Indenture shall be taken as statements of the Company and the Parent, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 3.9 This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

CREDENCE SYSTEMS CORPORATION

By:	/s/ David G. Tacelli
Name:	David G. Tacelli
Title:	President and Chief Executive Officer

LTX-CREDENCE CORPORATION

By:	/s/ David G. Tacelli
Name:	David G. Tacelli
Title:	President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name:	Melonee Young
Title:	Vice President